                                                                  EXHIBIT 10.5.1

May 18, 1995



Mr. Jim C. Cowart
28681 Abantes Place
Laguna Niguel, CA  92677

Dear Jim:

         I am writing to confirm our recent discussions regarding the compensation package for your work as the Chairman of the Board and Chief Executive Officer of Aurora Electronics, Inc. Attached is a copy of the Fiscal 1995 - 1996 Executive Compensation Plan - Update (the "Plan"). Your compensation will be paid pursuant to the terms and conditions described in this letter as further explained in the Plan, and also subject to normal company policies as they apply now and change from time to time. Details include:

BASE SALARY:          $150,000 per year.  Payments will be made on the normal
                      payroll schedule.

DEBT REDUCTION        For debt reduction from Corporate Transactions, as
  BONUS #1:           described in the Plan, your bonus percentage shall be
                      0.65%

DEBT REDUCTION        For debt reduction from Operations, as described in the
  BONUS #2:           Plan, your bonus percentage shall be 0.20%

EVA BONUS:            For EVA bonus payments, as described in the Plan, your
                      EVA factor shall be 0.039

STOCK OPTIONS:        As described in the Plan, you were granted options to
                      purchase an additional 50,000 shares of Aurora common
                      stock by the Options Committee of the Board, with an
                      exercise price of $3.375 per share on May 15, 1995.

SEVERANCE:            The Company recognizes the difficulties that this period
                      places on its executives.  As a result, it wishes to
                      modify the severance terms of your employment as well.
                      This paragraph replaces entirely all of Aurora's prior
                      severance agreements with you.

                      This letter and your response do not constitute a contract of employment for a stated term. As always since you joined Aurora, you have the right to terminate your employment at any time, and Aurora retains a similar right to terminate your employment at will. Termination by the Company may be for (1) cause, or (2) other. In the event that you are terminated for cause (e.g. insubordination, moral turpitude, theft, violation of the law, breach of fiduciary duties, abuse of employees, willful misrepresentation, etc.), or you voluntarily resign, your compensation will cease after 30 days, and the vesting of your options will cease immediately. If you are terminated for any other reason, your compensation and option vesting will continue for 12 months.

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
CHANGE OF             In the event of a change of control of the Company, the
  CONTROL:            following will occur:

                      - All of your stock options will be deemed to have vested immediately prior to such change;

                      - If within 90 days you are not offered employment from the surviving company under terms and conditions acceptable to you, or you are terminated by the surviving company within those 90 days, you may resign unconditionally and you will continue to receive your base salary, insurance and automobile benefits for a period of two years. You will also receive a full and immediate payout of all earned but unpaid bonuses and deferred compensation (vested and unvested). A change of control shall be defined as a (a) an event that results in a change in ownership of over 40% of the common stock of the corporation or the change in over 50% of the membership of the Board of Directors, or
                          (b) the sale of a majority of the assets of the Company.


         Your compensation and expense reimbursement, or any part thereof, may be paid directly to you or to your personal management company, EOS Capital, Inc. However, with respect to any payments made to EOS, you agree that Aurora will not be liable for any amounts in excess of that amount for which it would be liable if payments were made directly to you.

         The remainder of your terms of employment remain unchanged.

Best personal regards,


/s/ David A. Lahar
---------------------
David A. Lahar


Accepted and agreed:  /s/ Jim C. Cowart
                     -------------------------------
                              Jim C. Cowart

                                05/19/95
                     -------------------------------
                                 (Date)


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
                            AURORA ELECTRONICS, INC.

             FISCAL 1995 - 96 EXECUTIVE COMPENSATION PLAN - UPDATE
                          DISCUSSION OF SPECIFIC TERMS

1.  Bonus formulas are designed to target two goals: (a) reduction of debt, and
    (b) generation of net income (EVA). Debt reduction bonus payments will be calculated according to the following table:

                                DEBT REDUCTION VIA           DEBT REDUCTION FROM
                              CORPORATE TRANSACTIONS             OPERATIONS
                              ----------------------             ----------
     Jim C. Cowart           See attached letter
     Bobby Allison
     Dave Lahar
     John Grazer

    At the end of each of the six quarters ending 9/30/96, the cumulative net reduction of total debt since 3/31/95 will be calculated, and the indicated executive will earn a bonus (subject to the Payment Terms discussed below) equal to that debt reduction multiplied by the percentage in the table for the source of funds for that debt reduction. Corporate Transaction debt reduction will include proceeds from external financing, litigation, sale of businesses, negotiated restructurings, etc. All other debt reductions (including income from affiliates after the establishment of their affiliation) will be considered from Operations.

2.   EVA bonus payments will be calculated according to the following table:

                                            EVA FACTOR
                                            ----------
                      Jim C. Cowart    See attached letter
                      Bobby Allison
                      Dave Lahar
                      John Grazer

    EVA bonus payments will be calculated for the five quarters ending 9/30/96, and the indicated executive will earn a bonus (subject to the Payment Terms discussed below) equal to the factor indicated in the table multiplied by the amount, if any, by which earnings of the company exceeds a 17.5% return on shareholders' average equity. Average equity shall be calculated as one half the sum of the beginning and ending equity amounts. Net earnings of the company shall be calculated using actual taxes paid.

3. Each executive shall be granted 50,000 options exercisable at market on the day of the grant. The specific targets for option vesting are as shown in the following table:

              QUARTER ENDING           EBITA MARGIN         PRE TAX INCOME
              --------------           ------------         --------------
          9/30/95                          7.60%             $   900,000
          12/31/95                         8.60%               1,500,000
          3/31/96                          10.50%              2,500,000
          6/30/96                          9.90%               2,300,000
          9/30/96                          9.90%               2,300,000

    Each quarter that the target is met, 5,000 of the options shall vest. Once a target is missed, the options shall revert to the option pool.

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
4. Payment Terms. There are six quarters for the Debt Reduction Bonus plan, and five quarters for the EVA Bonus plan. It is desirable to (a) maintain an incentive for continuing performance in every quarter, (b) protect the Company against payments that become too large as a result of declines in performance, and (c) distribute cash to executives as soon as it is earned. At the end of each quarter, the total bonus payable under that plan from its inception to that date will be calculated, and a payment shall be made to the eligible executive such that the total payments under that plan to the end of the quarter shall be as shown in the following table:

              QUARTER ENDING        DEBT REDUCTION PLAN           EVA PLAN
              --------------        -------------------           --------
         6/30/95                            1/21                     n/a
         9/30/95                            3/21                    1/15
         12/31/95                           6/21                    3/15
         3/31/96                           10/21                    6/15
         6/30/96                           15/21                   10/15
         9/30/96                           100%                    100%

    Payment dates shall be the date of the filing of the 10-Q or 10-K covering the relevant quarter. Bonuses will be payable to an executive only if he was employed by the company on the first and last day of the quarter.



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